                                                                      EXHIBIT 99
                              FOR IMMEDIATE RELEASE
                                 January 5, 2006

               MBT FINANCIAL CORP. ANNOUNCES SHARE REPURCHASE PLAN

MONROE, MICH., JANUARY 5, 2006 - MBT Financial Corp. (NASDAQ: MBTF) announced today that its Board of Directors authorized the repurchase of up to 2 million shares of its common stock. This represents 11.6% of the company's outstanding common shares. Repurchases may be conducted from time to time in the open market or through privately negotiated transactions. This authorization expires December 31, 2006 and replaces the previous authorization to repurchase up to 2 million shares which expired on December 31, 2005. Under that authorization, 336,220 shares were purchased in privately negotiated block transactions and 28,200 shares were purchased on the open market.

"This share repurchase plan demonstrates MBT Financial Corp.'s commitment to enhancing shareholder value and utilizing the company's capital in an efficient manner," stated Doug Chaffin, President & CEO of MBT Financial Corp. and Monroe Bank & Trust.

MBT Financial Corp., a single bank holding company headquartered in Monroe, Michigan is the parent company of Monroe Bank & Trust (MBT). Founded in 1858, MBT is one of the largest community banks in Southeast Michigan, with more than $1.6 billion in assets. MBT is a full service bank offering personal and business accounts and complete credit options, and MBT's Wealth Management Group is one of the area's largest. With 26 offices, 38 ATMs, PhoneLink telephone banking and eLink online banking, MBT prides itself on an incomparable level of service and access for its customers. Visit MBT's web site at http://www.mbandt.com.